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                                                                     EXHIBIT 11
                        BOWMAR INSTRUMENT CORPORATION
                 COMPUTATION OF NET INCOME PER COMMON SHARE

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                                                THIRD QUARTER                 FIRST NINE MONTHS
                                            FISCAL          FISCAL          FISCAL          FISCAL
                                            1996            1995            1996            1995
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
PRIMARY NET INCOME PER
 COMMON SHARE:
NET INCOME:
Net Income                                $328,000       $2,203,000       $841,000       $3,352,000
Less: Dividend on Preferred Stock           90,000           90,000        270,000          270,000
                                         ---------       ----------      ---------       ----------
Net Income Applicable to Common Stock     $238,000       $2,113,000       $571,000       $3,082,000
                                         =========       ==========      =========       ==========
SHARES:
Weighted Average Number of Common
 Shares Outstanding                      6,456,291       6,419,124       6,454,516        6,415,567

Number of Common Stock Equivalents
 Assuming Exercise of Options Reduced
 by the Number os Shares Which Could
 Have Been Purchased With the Proceeds
 From Exercise of Such Options              81,063         135,603         120,723          142,243
                                         ---------       ----------      ---------       ----------
Weighted Average Number of Shares
 and Common Stock Equivalents            6,537,354        6,554,727      6,575,239        6,557,810
                                         =========       ==========      =========       ==========
PRIMARY NET INCOME PER
 COMMON SHARE                                $0.04            $0.32          $0.09            $0.47
                                         =========       ==========      =========       ==========
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FULLY DILUTED NET INCOME PER
 COMMON SHARE:

NET INCOME:
Net Income                                $328,000       $2,203,000       $841,000       $3,352,000
                                         =========       ==========      =========       ==========
SHARES:
Weighted Average Number of Shares
 and Common Stock Equivalents            6,537,354       6,573,699       6,575,239       6,570,142

Number of Shares of Common Stock
 Issued Upon Conversion of
 Preferred Stock                         1,599,467       1,599,467       1,599,467        1,599,467
                                         ---------       ----------      ---------       ----------
Weighted Average Number of Shares
 and Common Stock Equivalents
 Assuming Conversion of Preferred Stock  8,136,821        8,173,166      8,174,706        8,169,609
                                         =========       ==========      =========       ==========
FULLY DILUTED NET INCOME PER
 COMMON SHARE (SEE NOTE)                                      $0.27                           $0.41
                                         =========       ==========      =========       ==========

Note: For the third quarter and first nine months of 1996, fully diluted Net Income per share is considered to be the same as primary Net Income per share since the effect of the potentially dilutive preferred stock is currently antidilutive.